Exhibit 5.1

Dykema Gossett PLLC 39577 Woodward Avenue Suite 300 Bloomfield Hills, MI 48304 WWW.DYKEMA.COM Tel: (248) 203-0700 Fax: (248) 203-0763

June 29, 2015

Vericel Corporation

64 Sidney Street

Cambridge, Massachusetts 02139

Re:                             Vericel Corporation Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (the “Registration Statement”)

Dear Ladies and Gentlemen:

As special counsel for Vericel Corporation, a Michigan corporation (the “Company”), we are rendering this opinion in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 on Form S-3 (the “Amendment”) to the registration statement of the Company on Form S-1 (Registration No. 333-193861) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the sale from time to time by Lincoln Park Capital Fund, LLC (the “Investor”)  of up to 1,748,063 shares (the “Shares”) of common stock of the Company, no par value per share (the “Common Stock”), issued or to be issued to the Investor by the Company pursuant to that certain purchase agreement, dated January 21, 2014 (the “Purchase Agreement”), by and between the Company and the Investor. The Shares include 935,499 shares of Common Stock previously issued to the Investor pursuant to the Purchase Agreement, and 812,564 shares of Common Stock to be issued to the Investor pursuant to the Purchase Agreement.  The Shares are to be sold from time to time as set forth in the Registration Statement and the prospectus contained therein.

In rendering the opinions set forth below, we have examined the Registration Statement as amended by the Amendment, the Purchase Agreement, the originals or copies, certified or otherwise identified to our satisfaction, of the restated articles of incorporation (“Restated Articles of Incorporation”) and the bylaws (the “Bylaws”) of the Company as amended to date, resolutions adopted by the Company’s Board of Directors, and such other documents, corporate records, and instruments, and such laws and regulations, relating to the Company, the authorization of the Purchase Agreement, and the issuance and sale of the Shares as we have deemed necessary for purposes of rendering the opinions set forth herein.  We have also relied as to certain matters on information obtained from public officials.

California | Illinois | Michigan | Minnesota | Texas | Washington, D.C.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original documents and the conformity to original documents of all photostatic and facsimile copies submitted to us, and the due execution and delivery of all documents by any party where due execution and delivery are a prerequisite to the effectiveness thereof.  We have also assumed that all information contained in all documents reviewed by us is true and correct.  We have further assumed without independent investigation that:

(i)                                     at the time any Shares are sold by the Investor pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement, and any supplements and amendments thereto (including post-effective amendments) will be effective and comply with all applicable laws;

(ii)                                  the Purchase Agreement will constitute a legally binding obligation of the Company at the Relevant Time;

(iii)                               all Shares have been or will be issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, as may be amended and supplemented from time to time; and

(iv)                              the Company has reserved from its authorized but unissued and unreserved shares of Common Stock a number of shares sufficient to issue all Shares, and upon issuance of any currently unissued Shares pursuant to the Purchase Agreement, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Restated Articles of Incorporation and other relevant documents.

As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.  In addition, we have assumed that the certificates representing the Shares have been or will be duly executed and delivered.

On the basis of the foregoing, we are of the opinion that the Shares issued or to be issued pursuant to the Purchase Agreement have been duly authorized and, when and to the extent issued against payment of the price therefor in accordance with the terms of the Purchase Agreement and due execution and delivery of one or more certificates evidencing such Shares in accordance with applicable law, are (with respect to issued Shares) or will be (with respect to currently unissued Shares) validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the state of Michigan as in effect on the date hereof.  We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters or with respect to the law of any other jurisdiction. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to update this opinion or otherwise advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

The Company has informed us that the Investor intends to sell the Shares from time to time on a delayed or continuous basis.  This opinion letter is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.  Such consent does not constitute a consent under Section 7 of the Act, because we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ DYKEMA GOSSETT PLLC

DYKEMA GOSSETT PLLC

/jmw